STOCK PURCHASE  AGREEMENT,  dated as of February 1, 2000, between CLOG, LLC
("CLOG")   and   NATIONAL   FINANCIAL    COMMUNICATIONS   CORP.    ("National").

                              -------------------

     WHEREAS, pursuant to a certain Amended and Restated Option Agreement, dated as of May 5, 1999, between Conolog Corporation ("Conolog") and CLOG, CLOG has the right and option to purchase convertible debentures of Conolog in the form attached thereto (the "Convertible Debentures") in the principal amount of at least $300,000 (the "Option").

     WHEREAS, the Convertible Debentures are convertible into shares of Common Stock of Conolog at a conversion price of $1.00 per share.

     WHEREAS, National desires that CLOG exercise its Option with respect to the purchase of $300,000 principal amount of Convertible Debentures, convert such Convertible Debentures into 300,000 shares of Common Stock of Conolog and sell such shares of Common Stock to National.

     WHEREAS, CLOG is willing to exercise its Option with respect to $300,000 principal amount of Convertible Debentures, convert the Convertible Debentures into 300,000 shares of Common Stock of Conolog and sell such shares of Common Stock to National upon the terms and conditions set forth herein.

     NOW, THEREFORE, it is agreed as follows:

1.       Purchase and Sale.
         -----------------

     (a) Subject to the terms and conditions hereof, CLOG hereby agrees to sell to National, and National hereby agrees to purchase from CLOG, 300,000 shares of Common Stock of Conolog (the "Shares") at a purchase price of $1.375 per share, or an aggregate purchase price of $412,500 (the "Purchase Price").

     (b) In order to effectuate the exercise of the Option, the payment of the Purchase Price and the delivery of the Shares, the following actions are to take place:

          (i) Concurrently herewith, National is sending to Conolog via overnight mail a certified check in the amount of $300,000 payable to the order of Conolog (the "Conolog Check") and a certified check in the amount of $112,500 payable to the order of CLOG (the "CLOG Check"), together with instructions to Conolog to deposit the Conolog Check as payment of the exercise price for the Option, instruct its transfer agent to "DWAC" the issuance of the Shares for the benefit of CLOG and send the CLOG Check to CLOG via overnight mail.

          (ii) Concurrently herewith, CLOG is sending to Conolog via fax a notice of exercise with respect to the Option for the purchase of $300,000 principal amount of Convertible Debentures, which notice indicates that the Convertible Debentures are to be immediately converted into the Shares;



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          (iii)  Following  receipt of the CLOG Check,  Conolog shall send it to
     CLOG via overnight mail.

          (iv) Following clearance of the Conolog Check, Conolog shall instruct its transfer agent to "DWAC" the issuance of the Shares for the benefit of CLOG.

          (v) Following clearance of the CLOG Check, CLOG shall take such action as shall be necessary to transfer the "DWAC" registration of the Shares to the benefit of National.

     (c) The amount of the Conolog Check shall be considered a loan by National to CLOG for purposes of exercising the Option, which loan shall be deemed repaid in full upon the transfer of the "DWAC" registration of the Shares to the benefit of National.

2. Representations and Warranties of National. National hereby represents and warrants to CLOG that it has received a copy of and has reviewed (a) the Prospectus of Conolog dated March 26, 1999 and April 12, 1999 covering the resale of the Shares, together with the supplements thereto dated June 21, 1999 and July 1, 1999 and all documents incorporated therein by reference and (b) the
Schedule 13D of CLOG filed with the Securities and Exchange Commission on April 5, 1999, together with Amendments 1 through 7 thereto, including, without limitation, the descriptions therein of certain criminal and other proceedings brought against Warren Schreiber, the managing member of CLOG.

3.       Miscellaneous.
         -------------

     (a) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

     (b) This Agreement may be executed in counterparts and each counterpart so executed and delivered shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

     (c) This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes any prior or contemporaneous agreements, arrangements and understandings relating to the subject matter hereof.

     (d) This Agreement may be modified only by a written instrument executed by the party sought to be charged.

     (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly in such state regardless of the law that might be applied under principles of conflicts of law.

     (f) If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision or portion thereof and only to the



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extent  such  provision  or  portion  thereof  shall  be held to be  invalid  or unenforceable and shall not in any way affect the validity or enforceability of the other provisions hereof, all of which provisions are hereby declared severable.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          CLOG LLC

                                       By: /s/ Warren Schreiber
                                          --------------------------------
                                          Warren Schreiber, Member


                                          NATIONAL FINANCIAL
                                          COMMUNICATIONS CORP.


                                      By: /s/ Geoffrey Eiten
                                         --------------------------------
                                          Geoffrey Eiten, President





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